Exhibit 5.1

3 August 2015

GC Aesthetics plc

Suite 601 Q House

Furze Road

Sandyford

Dublin 18

Re: GC Aesthetics plc

Dear Sirs and Madams

We have acted as counsel for GC Aesthetics plc, a public limited company incorporated under the laws of Ireland (the “Company”), in connection with the initial public offering by the Company of certain ordinary shares in its capital, par value €0.01 per share (the “Offered Shares”), pursuant to the Company’s Registration Statement on Form F-1 (File No. 333-205197), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on 24 June 2015 (as amended through to the date hereof, the “Registration Statement,” and the prospectus included in it, as filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), is referred to in this letter as the “Prospectus”).

The above described transaction is referred to in this letter as the “Transaction”.

All references to “Ireland” in this letter are to the Republic of Ireland and exclude Northern Ireland.

We have reviewed the documents listed in Exhibit A to this opinion letter (the “Documents”).

Other than as set out in paragraph 2 below, we express no opinion on any taxation matters.

The opinions set out in this letter relate only to the laws of Ireland which are in force on the date of this letter. Accordingly, we express no opinion with regard to any laws other than the laws of Ireland as applied by the Irish courts as at the date of this letter. Without prejudice to the generality of the foregoing, we express no opinion on European Community law as it affects any jurisdiction other than Ireland or with respect to (i) U.S. state securities or “Blue Sky” laws, or (ii) U.S. state or federal antifraud laws. This letter is governed by and will be construed in accordance with the laws of Ireland as at the date hereof.

We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Ireland, which would or might affect our opinion as stated herein.

This letter is strictly limited to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

1	Opinion

Based upon the foregoing and solely upon our review of the Documents and subject to the additional assumptions set out below, we are of the opinion that the Offered Shares have been duly authorised by all corporate action of the Company will be validly created, legally issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

2	Tax Opinion

Based upon the foregoing and solely upon our review of the Documents and subject to the additional assumptions set out below, the statements in the Prospectus under the caption “Material Irish Tax Considerations”, insofar as such statements constitute matter of law or legal conclusions, constitute the opinion of Maples and Calder as of the date hereof as to the material Irish tax issues of the ownership and disposition of the Offered Shares.

3	Assumptions

In giving this letter, we have relied (without further verification) upon the completeness and accuracy of the Documents. We have also relied upon the following assumptions, which we have not independently verified:

3.1	that copy documents, conformed copies or drafts of documents provided to us and comprised in the Documents are true and complete copies of, or in the final forms of, the originals;

3.2	that all signatures, initials and seals are genuine;

3.3	the truth, accuracy and completeness of each of the statements of matters of fact contained in the Documents;

3.4	that the registrar of the Company will duly record in the register of members of the Company the issuance of the Offered Shares credited as fully paid;

3.5	that there are no agreements or arrangements in existence of which we are not aware which in any way amend or vary the terms of the Transaction or in any way bear upon or are inconsistent with the opinions set out in this opinion;

3.6	the statements and representations of directors, officers and other representatives of the Company as to factual matters and the accuracy of the registers and corporate records of the Company;

3.7	the Company will receive consideration in money or money’s worth for each Offered Share offered by the Company when issued at the agreed issue price in accordance with the terms of the Underwriting Agreement to be entered into by the Company as described on page 160 of the Registration Statement and set out as Exhibit 1.1 thereto, such price in any event not being less than the stated par or nominal value of each Offered Share;

3.8	each of the Registration Statement and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of Ireland);

3.9	the lack of bad faith and absence of fraud, coercion, duress, undue influence or mistake on the part of any of the Company, its officers, directors, employees, agents and advisers (excluding Maples and Calder);

3.10	that the Company has entered into the Transaction in good faith, for its legitimate business purposes, for good consideration;

3.11	that the representations and warranties of the Company in the Underwriting Agreement are true and accurate;

3.12	that, to the extent that the Company has issued or will issue any shares in its capital fully paid by way of capitalisation of reserves, it had or will have at the time of any such issue, adequate reserves in order to make such issue;

3.13	that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the Transaction:

(a)	have been made, done or obtained , as the case may be; and

(b)	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect and (ii) were made, done and obtained or complied with within any applicable time period); and

3.14	there is nothing under any law (other than the laws of Ireland), which would or might affect the opinions herein appearing and that none of the opinions expressed in this letter will be affected by the laws (including the public policy) of any jurisdiction outside Ireland.

This opinion is given solely for your benefit and may not be relied upon by any other person without our prior written consent provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus under the heading “Legal Matters”.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Exhibit A

Documents

1	Underwriting Agreement

2	Registration Statement

3	Prospectus

(all as defined in this letter)

4	Minutes of the meetings of the board of directors of the Company dated 10 April 2015 and 3 July 2015

5	A written resolution of the shareholders of the Company dated 3 August 2015 (the “Resolution”)

6	Memorandum and articles of association of the Company as at the date hereof and as are to be adopted in the form set out in Exhibit 3.1 to the Registration Statement

7	Corporate Certificate of general counsel to the Company dated 3 August 2015

8	Such other documents as we have deemed necessary to render the opinions set out in this letter.